Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF SUBURBAN

On August 1, 2012 (the “Acquisition Date”), the Partnership completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane, LLC, and the assets of Inergy Sales and Service, Inc. (“Inergy Sales”). The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. (“Inergy”).

The acquisition of Inergy Propane (the “Inergy Propane Acquisition”) was consummated pursuant to a definitive agreement dated April 25, 2012, as amended on June 15, 2012, July 6, 2012 and July 19, 2012 with Inergy, Inergy GP, LLC and Inergy Sales (the “Contribution Agreement”). Prior to the Acquisition Date, Inergy Propane transferred its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets were not included as part of the Inergy Propane business at the time of the transfer of the membership interests in Inergy Propane to the Partnership and were not part of the Inergy Propane Acquisition. On the Acquisition Date, Inergy Propane and its remaining wholly-owned subsidiaries acquired became subsidiaries of the Partnership. The results of operations of Inergy Propane will be included in the Partnership’s results of operations beginning on the Acquisition Date.

Upon contribution, transfer, assignment, and delivery of the acquired interests and acquired assets to Suburban, Suburban issued and delivered to Inergy and Inergy Sales, as consideration in connection with the Inergy Propane Acquisition, an aggregate of 14,200,422 newly issued common units (the “Equity Consideration”). The Equity Consideration consists of (i) the “Initial Equity Consideration” which is equal to 13,892,587 Suburban common units, and (ii) the “Additional Equity Consideration” which is equal to 307,835 Suburban common units determined by dividing (a) the Inergy Cash Consideration of $13.1 million (as defined below) by (b) $42.50, rounded to the nearest whole Suburban common unit. Inergy Sales will distribute any and all Suburban common units it received in connection with the Inergy Propane Acquisition to Inergy. Thereafter, in connection with the Inergy Propane Acquisition and pursuant to the Contribution Agreement, Inergy will distribute ninety-nine percent (99%) of any and all Equity Consideration received to its unitholders and will retain one percent (1%) of any and all Equity Consideration.

Pursuant to the Contribution Agreement, Suburban and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced a private offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 (the “2018 Inergy Notes”) and 6 7/8% Senior Notes due 2021 (the “2021 Inergy Notes”, and together with the 2018 Inergy Notes, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which had an aggregate principal amount outstanding of $1,200.0 million, for a combination of up to $1,000.0 million in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021, respectively, issued by Suburban and Suburban Energy Finance Corp. (collectively, the “SPH Notes”) and up to $200.0 million in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”).

At the expiration of the Exchange Offers, Suburban had received tenders from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders from holders representing approximately 99.74% of the total outstanding principal amount of the 2021 Inergy Notes. Based on the results of the Exchange Offers, the Exchange Offer Cash Consideration due to tendering noteholders was $184.7 million. Pursuant to the Contribution Agreement, the Partnership was required to provide Inergy with Additional Equity Consideration for the amount of Inergy Notes not tendered in the Exchange Offers, which amounted to $13.1 million (the “Inergy Cash Consideration”)

Pursuant to the Contribution Agreement, Suburban paid $65.0 million in aggregate cash consent payments to tendering Inergy noteholders in connection with the Exchange Offers and Inergy paid $36.5 million to Suburban in cash at the Acquisition Date.

The preliminary fair value of the purchase price for Inergy Propane is $1,896.9 million, consisting of: (i) $1,000.0 million in aggregate principal amount of newly issued SPH Notes with a fair value of $1,075.0 million, and $184.8 million in cash to Inergy noteholders pursuant to the Exchange Offers; (ii) $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the Consent Solicitations; (iii) new Suburban common units with a fair value of $590.0 million, which were distributed to Inergy and Inergy Sales, all but $5.9 million of which will subsequently be distributed by Inergy to its unitholders; and (iv) less $17.9 million of net cash received from Inergy at the Acquisition Date pursuant to the Contribution Agreement, which includes the $36.5 million discussed in the preceding paragraph, net of amounts owed to Inergy by the Partnership at the Acquisition Date.

On April 25, 2012, we entered into a commitment letter (the “Bank Commitment Letter”) with certain of our lenders who are party to our existing credit agreement pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the Credit Agreement from $250.0 million to $400.0 million (the “Commitment Increase”). On the Acquisition Date we drew $225.0 million on the 364-Day Facility, which, together with available cash, was used for the purposes of paying (i) the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. We intend to repay such borrowings with an equity financing in the future, subject to market conditions. The following pro forma financial information reflects borrowings of $225.0 million under the 364-Day Facility.

The following unaudited pro forma condensed combined financial information of Suburban has been prepared to illustrate the effect of the Inergy Propane Acquisition on us and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Suburban and Inergy Propane and should be read in conjunction with the:

•

audited annual financial statements and accompanying notes of Suburban Propane Partners, L.P. included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011, and the unaudited condensed consolidated financial statements and accompanying notes included in the Quarterly Report on Form 10-Q for the quarterly period ended June 23, 2012, as amended; and

•

audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, which is included in Suburban’s Current Report on Form 8-K dated May 3, 2012, and the unaudited interim historical financial statements and accompanying notes for the nine months ended June 30, 2012 and 2011, which is included in Suburban’s Current Report on Form 8-K dated August 6, 2012, in which this financial information has also been filed.

The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Inergy Propane Acquisition and related financing, (2) factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on the combined results of Suburban. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Inergy Propane Acquisition had been completed on September 26, 2010, the first day of Suburban’s 2011 fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared assuming the Inergy Propane Acquisition had been completed on June 23, 2012, the last day of Suburban’s 2012 third fiscal quarter. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Inergy Propane Acquisition to reflect:

•	the consummation of the Inergy Propane Acquisition;

•

exclusion of historical assets and liabilities of Inergy Propane, LLC not acquired or assumed as part of the Inergy Propane Acquisition and changes in certain revenues and expenses resulting from the exclusion of these assets and liabilities;

•

re-measurement of the assets and liabilities of Inergy Propane (as disclosed in more detail below) to record their preliminary estimated fair values at the Acquisition Date of the closing of the Inergy Propane Acquisition and adjustment of certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the exchange of Inergy Notes for the SPH Notes;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense incurred in connection with borrowing under the 364-Day Facility;

•	no tax adjustments were made as Suburban is a publicly traded master limited partnership and has no substantial federal or state income tax liability.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of fair values of assets acquired and liabilities assumed in connection with the Inergy Propane Acquisition. These preliminary estimates are based on available information and certain assumptions that may be revised as additional information becomes available.

The final purchase price allocation for the Inergy Propane Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. Any final adjustments may be materially different from the preliminary estimates, and may result in a change to the unaudited pro forma condensed combined financial information presented herein.

We believe that the assumptions used to derive the unaudited pro forma condensed combined financial information are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Inergy Propane Acquisition been completed as of or for the periods presented, nor are they necessarily indicative of future results.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 23, 2012 (*)

(in thousands)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$115,804	$3,500	$4,685	$—	$(40,984)	$—	(6)	$83,005
Accounts receivable, less allowance for doubtful accounts	62,478	111,100	(68,268)			—		105,310
Inventories	52,331	79,000	(40,922)			—		90,409
Assets from price risk management activities	—	40,600	(40,600)			—		—
Other current assets	18,555	8,800	(6,886)		3,594	—	(7)	24,063

Total current assets	249,168	243,000	(151,991)	—	(37,390)	—		302,787

Property, plant and equipment, net	327,212	638,200	(177,426)			153,324	(8)	941,310
Other intangible assets, net	13,913	298,200	(4,473)			86,822	(9)	394,462
Receivable from Inergy Midstream, L.P.	—	100	(100)			—		—
Goodwill	277,651	336,500	(379)			546,319	(10)	1,160,091
Other assets	28,120	2,100	(1,351)		14,850	—	(11)	43,719

Total assets	$896,064	$1,518,100	$(335,720)	$—	$(22,540)	$786,465		$2,842,369

LIABILITIES AND PARTNERS’ CAPITAL/ MEMBER’S EQUITY
Current liabilities:
Accounts payable	$26,309	$89,000	$(88,836)	$(155)	$—	$—		$26,318
Accrued employment and benefit costs	12,371	—	—	3,652		—		16,023
Customer deposits and advances	36,634	34,900	8	3,844		—		75,386
Short-term borrowings and current portion of long-term borrowings	—	4,000	(88)	(3,912)	225,000	—	(12)	225,000
Liabilities from price risk management activities	—	13,500	(13,500)			—		—
Other current liabilities	35,770	32,900	(19,953)	(3,429)		9,927	(13)	55,215

Total current liabilities	111,084	174,300	(122,369)	—	225,000	9,927		397,942
Long-term borrowings	348,331	12,000	(1,874)	(10,126)	1,075,043	—	(14)	1,423,374
Accrued insurance	43,604	—	—			—		43,604
Other liabilities	55,515	14,100	(14,100)	10,126		—		65,641

Total liabilities	558,534	200,400	(138,343)	—	1,300,043	9,927		1,930,561

Partners’ capital/member’s equity	337,530	1,317,700			574,278	(1,317,700)	(15)	911,808

Total liabilities and partners’ capital/member’s equity	$896,064	$1,518,100	$(138,343)	$—	$1,874,321	$(1,307,773)		$2,842,369

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 23, 2012 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$666,796	$1,132,300	$(530,224)	$—	$—	$—		$1,268,872
Fuel oil and other refined fuels	92,262	—	—	96,328		—		188,590
Other	78,055	402,500	(258,858)	(96,328)		—		125,369

	837,113	1,534,800	(789,082)	—	—	—		1,582,831
Costs and expenses
Cost of products sold	480,751	1,162,600	(726,328)			—		917,023
Operating and administrative expenses	242,835	217,900	(31,101)	(3,700)		—		425,934
Acquisition-related charges	5,950	—	—	3,700		(9,650	) (16)	—
Loss on disposal of assets	—	5,800	(20)			—		5,780
Depreciation and amortization	23,906	87,500	(34,188)			15,929	(17)	93,147

	753,442	1,473,800	(791,637)	—	—	6,279		1,441,884

Operating income	83,671	61,000	2,555	—	—	(6,279)		140,947
Loss on debt extinguishment	(507)	—	—			—		(507)
Interest expense, net	(19,742)	(1,000)	148		(58,423)	—	(18)	(79,017)
Other income	—	1,400	(1,244)			—		156

Income before (benefit from) provision for income taxes	63,422	61,400	1,459	—	(58,423)	(6,279)		61,579
(Benefit from) provision for income taxes	(60)	(100)	(20)			—		(180)

Net income (loss)	$63,482	$61,500	$1,479	$—	$(58,423)	$(6,279)		$61,759

Income per Common Unit—basic	$1.78							$1.24

Weighted average number of units outstanding—basic	35,616					14,201	(15)	49,817

Income per Common Unit—diluted	$1.77							$1.24

Weighted average number of units outstanding—diluted	35,794					14,201	(15)	49,995

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2011 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$929,492	$1,461,900	$(602,294)	$—	$—	$—		$1,789,098
Fuel oil and other refined fuels	139,572	—	—	128,300		—		267,872
Other	121,488	486,800	(294,082)	(128,300)		—		185,906

	1,190,552	1,948,700	(896,376)	—	—	—		2,242,876

Costs and expenses
Cost of products sold	678,719	1,424,100	(822,250)			—		1,280,569
Operating and administrative expenses	330,977	285,800	(28,713)			—		588,064
Severance charge	2,000	—	—			—		2,000
Loss on disposal of assets	—	10,800	113			—		10,913
Depreciation and amortization	35,628	117,200	(42,700)			18,809	(17)	128,937

	1,047,324	1,837,900	(893,550)	—	—	18,809		2,010,483

Operating income	143,228	110,800	(2,826)	—	—	(18,809)		232,393
Interest expense, net	(27,378)	(1,500)	100		(77,897)	—	(18)	(106,675)
Other income	—	200	—			—		200

Income before provision for income taxes	115,850	109,500	(2,726)	—	(77,897)	(18,809)		125,918
Provision for income taxes	884	500	(100)			—		1,284

Net income (loss)	$114,966	$109,000	$(2,626)	$—	$(77,897)	$(18,809)		$124,634

Income per Common Unit—basic	$3.24							$2.51

Weighted average number of units outstanding—basic	35,525					14,201	(15)	49,726

Income per Common Unit—diluted	$3.22							$2.50

Weighted average number of units outstanding—diluted	35,723					14,201	(15)	49,924

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 1. The unaudited pro forma condensed combined financial information was prepared based on the preliminary valuation of the purchase price of $1,896,860 and allocation to the identifiable assets acquired and liabilities assumed. The purchase price was determined and allocated for accounting purposes as follows:

Consideration:
Cash consideration to Inergy noteholders pursuant to the Exchange Offers	$184,761
Cash consideration to Inergy noteholders for consent payment pursuant to the Consent Solicitations	65,000
SPH Notes issued to Inergy noteholders (par value of $1,000,000)	1,075,042
Initial Equity Consideration (see Note 15)	577,237
Additional Equity Consideration (see Note 15)	12,791
Cash received from Inergy pursuant to the Contribution Agreement	(17,971)

$1,896,860

Preliminary purchase price allocation:
Current assets	$91,009
Property, plant and equipment	614,098
Other intangible assets	380,549
Goodwill	882,439
Other assets	749
Current liabilities	(61,858)
Non-current liabilities	(10,126)

$1,896,860

Pursuant to the Contribution Agreement, the cash consideration for Inergy Propane is subject to adjustment for the working capital of Inergy Propane.

In addition, on the Acquisition Date, Inergy provided Suburban with cash in an amount equal to the amount of accrued and unpaid interest on the Inergy Notes through the Acquisition Date, which Suburban distributed to the Inergy noteholders participating in the Exchange Offers on the Acquisition Date.

Note 2. Represents the historical consolidated results of operations and financial position of Suburban.

Note 3. Represents the historical consolidated results of operations and financial position of Inergy Propane, LLC.

Note 4. Reflects the elimination of the historical consolidated results of operations, assets and liabilities of Inergy Propane not to be acquired by Suburban.

Note 5. Reflects reclassifications of amounts included on Inergy Propane’s financial statements to conform to Suburban’s presentation.

Note 6. Reflects pro forma adjustments to cash and cash equivalents as follows:

Gross proceeds from borrowings under 364-Day Facility	$225,000
Cash received from Inergy pursuant to the Contribution Agreement	17,971
Cash payments to Inergy noteholders pursuant to the Exchange Offers	(184,761)
Cash payments to Inergy noteholders for consent payment pursuant to the consent solicitations	(65,000)
Payment of debt origination costs	(18,444)
Payment of acquisition-related costs	(15,750)

$(40,984)

Note 7. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the 364-Day Facility.

Note 8. Reflects pro forma adjustments to record property, plant and equipment at estimated fair value as follows:

To record estimated fair value of Inergy Propane property, plant and equipment	$614,098
Eliminate historical net book value of Inergy Propane property, plant and equipment	(460,774)

$153,324

Note 9. Reflects pro forma adjustments to record other intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$363,000
Allocation of purchase price to tradenames	2,200
Allocation of purchase price to non-competes	15,349
Eliminate historical cost of Inergy Propane’s other intangible assets	(293,727)

$86,822

Note 10. Reflects pro forma adjustments to remove Inergy Propane’s historical goodwill of $336,121 and to record goodwill of $882,439 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 11. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the issuance of $1,000,000 in aggregate principal amount of SPH Notes.

Note 12. Reflects borrowings under the 364-Day Facility.

Note 13. Reflects pro forma adjustments to record other current liabilities at estimated fair value as follows:

To record estimated fair value of Inergy Propane other current liabilities	$19,445
Eliminate historical cost of Inergy Propane’s other curent liabilities	(9,518)

$9,927

Note 14. Reflects the issuance of $1,000,000 in aggregate principal amount of SPH Notes with an aggregate fair value of $1,075,043.

Note 15. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	Suburban Common Units (in thousands)	Suburban Common Unitholders / Member’s Equity
Elimination of historical Inergy Propane member’s capital		$(1,317,700)
Issuance of Suburban common units (Initial Equity Consideration)	13,893	577,237
Issuance of Suburban common units (Additional Equity Consideration)	308	12,791
Acquisition-related costs		(15,750)

	14,201	$(743,422)

In accordance with the Contribution Agreement, the number of Suburban common units issued to Inergy and Inergy Sales as Initial Equity Consideration in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of Suburban’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units. The number of additional units issued to Inergy as Additional Equity Consideration is determined by dividing the Inergy Cash Consideration by $42.50. The Inergy Cash Consideration was $13,083, which results in the issuance of 308 additional common units.

The pro forma adjustment regarding the 14,201 Suburban common units issued to Inergy and Inergy Sales was determined based on the reported closing price of a Suburban common unit on the New York Stock Exchange on July 31, 2012, which was the last reported closing price prior to the Acquisition Date.

Note 16. Reflects pro forma adjustments for the removal of direct incremental acquisition-related costs reflected in the historical statement of operations for the Inergy Propane Acquisition.

Note 17. Reflects pro forma adjustments to depreciation and amortization expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Eliminate historical depreciation and amortization expense of Inergy Propane	$(53,312)	$(74,500)
Depreciation and amortization expense reflecting preliminary allocation of the purchase price:
Depreciation expense on property, plant and equipment (5 to 40 years)	39,301	53,389
Amortization expense of customer list intangibles (10 years)	27,225	36,300
Amortization expense of non-compete agreement intangibles (5 years)	2,302	3,070
Amortization expense of tradename intangibles (4 years)	413	550

	$15,929	$18,809

Note 18. Reflects pro forma adjustments to interest expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Interest on SPH Notes, net of premium	$48,314	$64,419
Interest on borrowings under 364-Day Facility	5,906	7,875
Amortization of debt issuance costs	4,203	5,603

	$58,423	$77,897

Borrowing under the 364-Day Facility bears interest at prevailing interest rates based upon 3-month LIBOR, which was approximately 0.5% as of August 1, 2012, plus 300 basis points. Accordingly, interest expense on borrowing of $225,000 for the full term of the 364-Day Facility would approximate $7,875 using an interest rate of 3.5%. If the 3-month LIBOR increased or decreased by 12.5 basis points from the rate as of August 1, 2012, annual interest expense would increase or decrease by $281.